Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2024 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2024 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported second quarter 2024 results(1).

“We delivered a solid quarter of earnings in a continued challenged macro environment. While revenue was in line with overall discretionary retail, we expanded gross margins for the fifth consecutive quarter, generated $165 million in operating income, grew Adjusted OIBDA for the fourth consecutive quarter and reduced net debt,” said David Rawlinson, President and CEO of Qurate Retail. “We remain focused on enhancing our merchandise assortment, improving product margins and diligently managing costs. We are also excited about the opportunity in better serving our core customer of women over fifty as part of the QVC Age of Possibility campaign we launched in April.”

Second quarter 2024 headlines:

●	Qurate Retail revenue decreased 9% in US Dollars and 8% in constant currency(2)
●	Excluding Zulily(3), revenue decreased 5% in US Dollars and 4% in constant currency
●	Generated $165 million in operating income
●	Adjusted OIBDA(4) increased 4% in US Dollars to $282 million and 7% in constant currency
●	QxH revenue decreased 4%
●	QVC International revenue decreased 5% in US Dollars
o	In constant currency, revenue was flat
●	Cornerstone revenue decreased 14%
●	Reduced revolver balance $70 million using operating cash flow

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2024 to the same period in 2023.

SECOND QUARTER 2024 FINANCIAL RESULTS

(amounts in millions)	2Q23	2Q24	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,618	$1,558	(4)%
QVC International	606	576	(5)%	—%
Cornerstone	316	273	(14)%
Total Qurate Retail Revenue (excluding Zulily)	2,540	2,407	(5)%	(4)%
Zulily(b)	109	—	NM
Total Qurate Retail Revenue (as reported)	$2,649	$2,407	(9)%	(8)%

Operating Income (Loss)
QxH(c)	$303	$106	(65)%
QVC International(d)	71	57	(20)%	(13)%
Cornerstone(e)	15	11	(27)%
Unallocated corporate cost	(9)	(9)	—%
Total Qurate Retail Operating Income (excluding Zulily)	380	165	(57)%	(55)%
Zulily(b)	(14)	—	NM
Total Qurate Retail Operating Income (as reported)	$366	$165	(55)%	(54)%

Adjusted OIBDA
QxH(c)	$185	$194	5%
QVC International(d)	77	77	—%	8%
Cornerstone(e)	25	19	(24)%
Unallocated corporate cost	(7)	(8)	(14)%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$280	$282	1%	3%
Zulily(b)	(10)	—	NM
Total Qurate Retail Adjusted OIBDA (as reported)	$270	$282	4%	7%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily, LLC (“Zulily”) was divested on May 24, 2023.
c)	In the second quarter of 2024, QxH recorded $10 million of restructuring charges related to a plan to shift its information technology operating model. In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of its Rocky Mount fulfillment center in February 2023 that was released from escrow. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
d)	In the second quarter of 2024, QVC International recorded $8 million of restructuring charges related to a plan to shift its information technology operating model. In the second quarter of 2023, QVC International recognized a $6 million gain on an intangible asset primarily related to the sale of a channel positioning right that is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
e)	In the second quarter of 2023, Cornerstone recorded $2 million of restructuring charges related to a workforce reduction. This amount is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

QxH

QxH revenue declined due to a 5% decrease in units shipped and lower shipping and handling revenue, partially offset by a 2% increase in average selling price. QxH reported sales declines mainly in beauty, apparel and accessories, partially offset by growth in jewelry.

Operating income decreased primarily as a result of comparing against a $209 million net gain on insurance proceeds recognized in the second quarter of 2023 related to the December 2021 Rocky Mount fire.

Adjusted OIBDA margin(4) increased due to higher product margins and lower administrative and fulfillment (warehouse and freight) expenses, partially offset by higher marketing costs. Product margins increased due to higher initial margins driven by Project Athens initiatives and mix shift to higher-margin products, partially offset by lower shipping and handling revenue. Fulfillment favorability was due to efficiencies from Project Athens and average selling price leverage. Administrative expenses declined due to lower costs for outside services related to Project Athens. Marketing expenses increased primarily due to the launch of QVC’s Age of Possibility campaign in April and associated brand marketing.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations due to the US Dollar strengthening 12% against the Japanese Yen and 1% against the Euro, partially offset by the US Dollar weakening 1% against the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency to the comparable figures calculated in accordance with GAAP, where applicable.

QVC International’s revenue declined 5% in US Dollars. In constant currency, revenue was flat driven by a 4% increase in units shipped, offset by a 3% decrease in average selling price as well as higher returns. QVC International reported constant currency growth in jewelry, beauty and electronics, with a decline in home.

Operating income decreased due to $8 million of restructuring charges related to a plan to shift QVC International’s information technology operating model and comparing against a $6 million gain on an intangible asset recorded in the second quarter of 2023.

Adjusted OIBDA margin increased due to higher product margins and lower marketing and administrative expenses, partially offset by higher fulfillment costs. Product margins increased due to  mix shift to higher-margin products and favorable vendor negotiations, partially offset by unfavorable returns. Selling, general and administrative expenses decreased primarily due to lower marketing expenses and costs from outside services. Increased fulfillment costs were due to higher unit volume and increased wage and freight rates from inflationary pressures.

Cornerstone

Cornerstone revenue decreased due to continued softness in the home sector. Operating income and Adjusted OIBDA margin decreased due to the deleveraging of selling, general and administrative expenses, partially offset by lower supply chain costs.

SECOND QUARTER 2024 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q23	2Q24	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	66.2%	64.6%	(160)	bps
Operating Income Margin (%)(b)	18.7%	6.8%	(1,190)	bps
Adjusted OIBDA Margin (%)(b)	11.4%	12.5%	110	bps
Average Selling Price	$51.29	$52.51	2%
Units Sold			(5)%
Return Rate(c)	15.8%	15.9%	10	bps
eCommerce Revenue(d)	$972	$980	1%
eCommerce % of Total Revenue	60.1%	62.9%	280	bps
Mobile % of eCommerce Revenue(e)	68.7%	70.6%	190	bps
LTM Total Customers(f)	8.3	7.9	(5)%

QVC International
Cost of Goods Sold % of Revenue	63.5%	63.7%	20	bps
Operating Income Margin (%)(g)	11.7%	9.9%	(180)	bps
Adjusted OIBDA Margin (%)(g)	12.7%	13.4%	70	bps
Average Selling Price			(7)%		(3)%
Units Sold			4%
Return Rate(c)	19.6%	20.4%	80	bps
eCommerce Revenue(d)	$295	$300	2%		6%
eCommerce % of Total Revenue	48.7%	52.1%	340	bps
Mobile % of eCommerce Revenue(e)	70.2%	76.1%	590	bps
LTM Total Customers(f)	4.2	4.1	(2)%

Cornerstone
Cost of Goods Sold % of Revenue	61.1%	57.9%	(320)	bps
Operating Income Margin (%)(h)	4.7%	4.0%	(70)	bps
Adjusted OIBDA Margin (%)(h)	7.9%	7.0%	(90)	bps
eCommerce Revenue(d)	$242	$207	(14)%
eCommerce % of Total Revenue	76.6%	75.8%	(80)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the second quarter of 2024, QxH recorded $10 million of restructuring charges related to a plan to shift its information technology operating model. In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of its Rocky Mount fulfillment center in February 2023 that was released from escrow. See Reconciling Schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.
g)	In the second quarter of 2024, QVC International recorded $8 million of restructuring charges related to a plan to shift its information technology operating model. In the second quarter of 2023, QVC International recognized a $6 million gain on an intangible asset primarily related to the sale of a channel positioning right that is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

h)	In the second quarter of 2023, Cornerstone recorded $2 million of restructuring charges related to a workforce reduction. This amount is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on August 8, 2024. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	Adjusted for the divestiture of Zulily on May 24, 2023.
4)	For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2024	6/30/2024
Cash and cash equivalents (GAAP)	$1,102	$1,210

Debt:
QVC senior secured notes(a)	$3,086	$3,086
QVC senior secured bank credit facility	1,295	1,225
Total Qurate Retail Group Debt	$4,381	$4,311

Senior notes(a)	792	792
Senior exchangeable debentures(b)	780	779
Corporate Level Debentures	1,572	1,571
Total Qurate Retail, Inc. Debt	$5,953	$5,882
Unamortized discount, fair market value adjustment and deferred loan costs	(462)	(543)
Total Qurate Retail, Inc. Debt (GAAP)	$5,491	$5,339

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage(d)	2.5x	3.1x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement. A portion of expected cost savings are included in Adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail increased $108 million in the second quarter as cash from operations more than offset net debt repayment and capital expenditures during the period. Total debt at Qurate Retail decreased $71 million in the second quarter due to net debt repayment under QVC’s bank credit facility.

QVC’s bank credit facility has $1.2 billion drawn as of June 30, 2024 with incremental availability of $1.9 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 3.1x at quarter-end. Pursuant to the terms of QVC’s revolving credit facility, a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations. QVC’s leverage ratio increased from March 31, 2024 primarily due to certain add backs no longer impacting the calculation.

As of June 30, 2024, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of June 30, 2024.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on August 8, 2024. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13742824, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including QVC’s Age of Possibility) and their expected benefits, market potential, future financial performance and prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of future public health crises), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q23	3Q23	4Q23	1Q24	2Q24
Qurate Retail Operating Income (Loss)	$366	$151	$(103)	$145	$165
Depreciation and amortization	104	105	98	99	96
Stock compensation expense	14	10	13	16	3
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	(208)	19	—	—	18
Impairment of intangible assets(b)	—	—	326	—	—
(Gains) losses on sale of assets and sale leaseback transactions(c)	(6)	—	6	(1)	—
Qurate Retail Adjusted OIBDA	$270	$285	$340	$259	$282

a)	In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of its Rocky Mount fulfillment center in February 2023 that was released from escrow. Additionally, in the second quarter of 2023, Cornerstone recorded $2 million and Zulily recorded $1 million of restructuring charges, both related to workforce reductions. In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of its Rocky Mount fulfillment center in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalties and fire-related costs. In the second quarter of 2024, Qurate Retail incurred $18 million of restructuring charges related to a plan to shift its information technology operating model. These items are included in operating income and excluded from Adjusted OIBDA.
b)	In the fourth quarter of 2023, QxH recognized a $326 million non-cash impairment charge related to goodwill.
c)	Includes a gain on the sale of an intangible asset primarily related to the sale of a channel positioning right in the second quarter of 2023, a loss related to the sale leaseback of a German property in the fourth quarter of 2023 and a gain related to the sale leaseback of a German property in the first quarter of 2024.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q23	3Q23	4Q23	1Q24	2Q24
QVC
Operating income (loss)	$374	$154	$(113)	$157	$163
Depreciation and amortization	94	98	91	92	88
Stock compensation	11	7	10	12	2
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	(211)	19	—	—	18
(Gains) losses on sale of assets and sale leaseback transactions	(6)	—	6	(1)	—
Impairment of intangible assets	—	—	326	—	—
Adjusted OIBDA	$262	$278	$320	$260	$271

QxH Adjusted OIBDA	$185	$201	$221	$185	$194
QVC International Adjusted OIBDA	$77	$77	$99	$75	$77

Cornerstone
Operating income (loss)	$15	$4	$18	$(3)	$11
Depreciation and amortization	7	7	7	7	8
Stock compensation	1	—	2	2	—
Restructuring costs	2	—	—	—	—
Adjusted OIBDA	$25	$11	$27	$6	$19

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2024	2023
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,210	1,121
Trade and other receivables, net of allowance for credit losses	897	1,308
Inventory, net	1,122	1,044
Other current assets	187	209
Total current assets	3,416	3,682
Property and equipment, net	488	512
Intangible assets not subject to amortization	5,824	5,862
Intangible assets subject to amortization, net	457	526
Operating lease right-of-use assets	619	635
Other assets, at cost, net of accumulated amortization	135	151
Total assets	$10,939	11,368
Liabilities and Equity
Current liabilities:
Accounts payable	762	895
Accrued liabilities	787	983
Current portion of debt	856	642
Other current liabilities	138	97
Total current liabilities	2,543	2,617
Long-term debt	4,483	4,698
Deferred income tax liabilities	1,468	1,531
Preferred stock	1,272	1,270
Operating lease liabilities	612	615
Other liabilities	140	148
Total liabilities	10,518	10,879
Equity	328	385
Non-controlling interests in equity of subsidiaries	93	104
Total liabilities and equity	$10,939	11,368

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2024	2023

	amounts in millions
Revenue:
Total revenue, net	$2,407	2,649

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,532	1,734
Operating expense	178	193
Selling, general and administrative, including stock-based compensation	418	466
Restructuring, penalties and fire related costs, net of (recoveries)	18	(208)
Depreciation and amortization	96	104
Gain on sale of assets and leaseback transactions	—	(6)
	2,242	2,283
Operating income (loss)	165	366

Other income (expense):
Interest expense	(119)	(123)
Dividend and interest income	15	14
Realized and unrealized gains (losses) on financial instruments, net	(10)	(14)
Loss on disposition of Zulily, net	—	(64)
Other, net	(4)	6
	(118)	(181)
Earnings (loss) before income taxes	47	185
Income tax (expense) benefit	(15)	(66)
Net earnings (loss)	32	119
Less net earnings (loss) attributable to the noncontrolling interests	12	12
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$20	107

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2024	2023

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$40	152
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	195	204
Stock-based compensation	19	30
Realized and unrealized (gains) losses on financial instruments, net	17	46
Gain on sale of assets and sale leaseback transactions	(1)	(119)
Gain on insurance proceeds, net of fire related costs	—	(228)
Insurance proceeds received for operating expenses and business interruption losses	—	226
Loss on disposition of Zulily	—	64
Deferred income tax expense (benefit)	(60)	25
Other, net	6	6
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	395	403
Decrease (increase) in inventory	(84)	131
Decrease (increase) in prepaid expenses and other assets	39	61
(Decrease) increase in trade accounts payable	(122)	(220)
(Decrease) increase in accrued and other liabilities	(151)	(313)
Net cash provided (used) by operating activities	293	468

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(94)	(105)
Expenditures for television distribution rights	(13)	(107)
Cash proceeds from dispositions of investments	6	71
Cash paid for disposal of Zulily	—	(28)
Proceeds from sale of fixed assets	6	200
Insurance proceeds received for fixed asset loss	—	54
Payments for settlements of financial instruments	—	(179)
Proceeds from settlements of financial instruments	—	167
Other investing activities, net	(3)	(1)
Net cash provided (used) by investing activities	(98)	72

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,660	1,002
Repayments of debt	(1,716)	(1,320)
Dividends paid to noncontrolling interest	(22)	(24)
Dividends paid to common shareholders	(4)	(7)
Indemnification agreement settlement	—	25
Other financing activities, net	(3)	(2)
Net cash provided (used) by financing activities	(85)	(326)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(21)	(7)
Net increase (decrease) in cash, cash equivalents and restricted cash	89	207
Cash, cash equivalents and restricted cash at beginning of period	1,136	1,285
Cash, cash equivalents and restricted cash at end period	$1,225	1,492